UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2025

Edgemode, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55647	47-4046237
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

110 E. Broward Blvd., Suite 1700, Ft. Lauderdale, FL 33301

(Address of Principal Executive Offices, and Zip Code)

(707) 687-9093

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	Not Applicable	Not Applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 15, 2025, Edgemode, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an accredited investor (the “Investor”), pursuant to which the Company sold the Investor an unsecured original issue discount promissory note in the principal amount of $287,500 (the “Promissory Note”) for which the Company received net proceeds of $250,000. The proceeds from the sale of the Promissory Note shall be used for working capital. Pursuant to the Purchase Agreement, as consideration for the purchase of the Promissory Note, the Company also issued 8,500,000 shares of the Company’s common stock to the Investor (the “Commitment Shares”). The Investor also withheld $6,000 from the purchase price of the Promissory Note for the Investor’s legal fees.

The Promissory Note carries an interest rate of 10% per annum (24% per annum or the lesser of the maximum amount permitted by law on any principal amount not paid when the Promissory Note is due) and has a maturity date of September 15, 2026, which is also the date upon which the principal amount of the Promissory Note and any accrued unpaid interest is due and payable. The Promissory Note is convertible into common stock of the Company at any time on or following the date of issuance. The conversion price shall be (i) 65% of the lowest closing price of the Company’s common stock on the applicable principal market on any trading day during the ten trading days prior to the date of conversion or (ii) $0.01, subject to adjustment as provided in the Promissory Note.

Pursuant to the Promissory Note, if the Company receives cash proceeds from any source or from the sale of assets by the Company, the Investor has the right to require the Company to apply up to 25% of such proceeds to the repayment of the outstanding principal amount and interest. If the Company makes any repayment from the receipt of cash proceeds prior to the occurrence of an Event of Default (as defined in the Promissory Note), the Company shall pay to the Investor an amount equal to the sum of: (i) 110% multiplied by the principal amount of the Promissory Note then outstanding plus (ii) 110% multiplied by the accrued and unpaid interest on the principal amount of the Promissory Note. Upon the occurrence of any Event of Default (as defined in the Promissory Note), the Promissory Note shall become immediately due and payable.

The Purchase Agreement provides that, if the Company intends to file a registration statement for the resale of its securities, the Investor may request that shares underlying the Promissory Note, as well as the Commitment Shares issued under the Purchase Agreement, be included in such registration statement. The Promissory Note provides for standard and customary events of default such as failing to timely make payments under the Promissory Note when due, the failure of the Company to timely comply with the Securities Exchange Act of 1934 reporting requirements and the failure to maintain a listing on the OTC Markets. The Promissory Note also contains customary covenants. At no time may the Promissory Note be converted into shares of the Company’s common stock if such conversion would result in the Investor, or its affiliates owning an aggregate of more than 4.99% of the then outstanding shares of the Company’s common stock.

The Promissory Note and Commitment Shares were issued in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933.

The description of the Purchase Agreement and the Promissory Note are not complete and are qualified in their entirety by the full text of the Purchase Agreement and the Promissory Note, filed herewith as Exhibits 10.1 and 10.2 which are incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided above in Item 1.01 herein is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided above in Item 1.01 herein is incorporated by reference into this Item 3.02.

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Item 9.01 Financial Statements and Exhibits.

Exhibit	Description

10.1	Securities Purchase Agreement between Edgemode, Inc. and FirstFire Global Opportunities Fund, LLC dated September 15, 2025

10.2	Promissory Note issued by Edgemode, Inc. in favor of FirstFire Global Opportunities Fund, LLC dated September 15, 2025

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Edgemode, Inc.

Dated: September 19, 2025	By:	/s/ Charlie Faulkner
	Name:	Charlie Faulkner
	Title:	Chief Executive Officer

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